Exhibit 10 (g)

WESTAR ENERGY
2011 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

PERFORMANCE RESTRICTED SHARE UNITS AWARD

Name:	«Officer»
Target Award:	«Target Number_of_Restricted Share Units»
Grant Date:	____________________________________
Performance Period	____________________________________

Westar Energy, Inc. (the "Company") hereby grants to you «Target Number_of_Restricted Share Units» Restricted Share Units pursuant to the Company's 2011 Long-Term Incentive and Share Award Plan (the "Plan"), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The number of Restricted Share Units granted under this paragraph is referred to in this Award as the "Target Award." The terms used in this Award shall have the same meaning as in the Plan, except as otherwise specified herein, and except that "Restricted Share Units" shall refer only to the Restricted Share Units granted under this Award.

1.
Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit earned by you in accordance with Section 3 below, shall represent the right to receive one share of the Company's common stock.

2.
Vesting. The Restricted Share Units earned by you in accordance with Section 3 below shall vest on January 1, «Year_Following_End_of_Performance_Period» (the "Scheduled Vesting Date") if your employment continues uninterrupted through such date.

3.	Performance Criteria and Adjustment of Target Award.

(a)
The Target Award to be earned by you shall be adjusted upward or downward based upon the Company's "Total Shareholder Return" (as defined below) compared to Total Shareholder Return for the "Peer Group" (as defined below) during the performance period indicated above (the "Performance Period"), as shown in the following chart:

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Exhibit 10 (g)

Company Total Shareholder Return Relative to Peer Group:	Payout as Percentage of Target Award
90th percentile or above	200%
50th percentile	100%
25th percentile	25%

Interpolation shall be used to determine the payout as a percentage of the Target Award if the Company's performance falls between the percentiles shown. You shall not receive any portion of the Target Award if the Company's Total Shareholder Return during the Performance Period is below the 25th percentile. You shall receive 200% of the Target Award if the Company's Total Shareholder Return during the Performance Period ranks at the 90th percentile or above.

(b)
Total Shareholder Return shall be determined by the following formula: Total Shareholder Return equals Ending Stock Price minus Beginning Stock Price plus Dividends Paid, divided by Beginning Stock Price.

Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the calendar month immediately preceding the first day of the Performance Period.
Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the calendar month in which the last day of the Performance Period occurs.
Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Period.

(c)
The Company's percentile rank shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return, each company in the Peer Group, including the Company. The highest company would have a 100 percentile rank and the lowest company would have a zero percentile rank. Each company in between would have a percentile rank equal to 100 divided by N minus 1 (100/(N-1)), where N is the total number of companies in the Peer Group, plus the percentile rank of the company below it.

(d)
The Peer Group consists of the companies listed on Exhibit A attached to this Award. Companies that cease to be publicly traded during the Performance Period shall be removed from the Peer Group for purposes of measuring the Company's relative performance. The Committee (as defined in the Plan) reserves the right to add one or more companies to the Peer Group if the

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Exhibit 10 (g)

number of companies in the Peer Group decreases below twelve during the Performance Period.
4.Dividend Equivalents.

(a)
Each Restricted Share Unit earned by you in accordance with Section 3 above includes the right to receive dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned the number of shares of the Company's common stock represented by such Restricted Share Unit during the Performance Period or the portion of such period until such Restricted Share Unit is forfeited pursuant to Section 8 below, and such dividend equivalents shall be accrued and paid to you following the end of the Performance Period as provided in Section 5 below.

(b)
If during the Performance Period any shares of the Company's common stock or other property (other than cash) are distributed to holders of the Company's common stock in a pro rata distribution other than as a result of a stock split, you shall be entitled to receive the number of shares of the Company's common stock or the other property that you would have received if you owned the number of shares of the Company's common stock represented by the Restricted Share Units earned by you in accordance with Section 3 above, and such shares or other property shall be paid to you following the end of the Performance Period as provided in Section 5 below.

(c)
If during the Performance Period any shares of the Company's common stock are distributed to holders of the Company's common stock as a result of a stock split, your Target Award shall be increased by a number of additional Restricted Share Units equal to the number of shares of the Company's common stock that you would have received if you owned the number of shares of the Company's common stock represented by your Target Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

5.Payment and Withholding.

(a)
As soon as administratively practicable following, but in no event later than thirty days of, the Scheduled Vesting Date, either certificate(s) evidencing the shares of the Company's common stock represented by those Restricted Share Units you have earned in accordance with Section 3 above shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you, and dividend

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Exhibit 10 (g)

equivalents and other distributions will be paid to you; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares and dividend equivalents pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)
In the case of your death, shares to be delivered or credited pursuant to subsection (a) above following the Scheduled Vesting Date and vesting pursuant to Section 6 below, shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

(c)
The Company, if required, shall withhold taxes, at a rate not to exceed the minimum statutory rate, on any income realized in connection with the payment of Restricted Share Units or dividend equivalents.

6.
Separation from Service. Except as provided below in this Section 6 and in Section 7, you shall be eligible for payment of awarded Restricted Share Units, as determined in Section 3, only if your employment with the Company continues uninterrupted through the Scheduled Vesting Date set forth in Section 2 above.

(a)
If you have a Separation from Service as defined in Internal Revenue Code section 409A prior to the Scheduled Vesting Date on account of your death or Disability (as defined below), your Target Award shall be prorated based on the number of days from the Grant Date to the date of your Separation from Service, and the prorated Target Award (and related dividend equivalents) shall be adjusted as provided in Section 3 above based on the Company's Total Shareholder Return for the entire Performance Period, and paid following the Scheduled Vesting Date as provided in Section 5 above. For purposes of this Award, the term "Disability" means, (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (3) you are determined to be totally disabled by the Social Security Administration.

(b)
If you have a Separation from Service prior to the Scheduled Vesting Date on account of your Retirement (as defined below), your Target Award shall be prorated based on the number of days from the Grant Date to the date of your

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Exhibit 10 (g)

Separation from Service, and the prorated Target Award (and related dividend equivalents) shall be adjusted as provided in Section 3 above based on the Company's Total Shareholder Return for the entire Performance Period, and paid following the Scheduled Vesting Date as provided in Section 5 above. For purposes of this Award, the term “Retirement” means your cessation of services as an employee of the Company on or after the attainment of 60 years of age and 10 years of "Service" as defined in the Westar Energy, Inc. Retirement Plan.

7.
Change in Control. Notwithstanding anything herein to the contrary, if a "Change in Control," as defined below, occurs prior to the Scheduled Vesting Date, you shall be entitled to receive your Target Award, adjusted as provided in Section 3 above, provided that for purposes of calculating Total Shareholder Return, Ending Stock price shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty trading days immediately prior to the effective date of the Change in Control, and the Performance Period shall end on the effective date of the Change in Control. Certificate(s) evidencing the shares of the Company's common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you, or the consideration to be received upon consummation of the Change in Control shall be paid to you, as soon as administratively practicable following, but in no event later than thirty days of, the effective date of the Change in Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award.

The term “Change in Control” means any one of events (a), (b) or (c):

(a)	Change in the Ownership of the Company.
Any one person, or more than one person acting as a group (as defined below in (d)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)	Change in the Effective Control of the Company.
Either (i) any one person, or more than one person acting as a group (as defined below in (d)), acquire (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by

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Exhibit 10 (g)

directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

(c)	Change in the Ownership of a Substantial Portion of the Company’s Assets.
Any one person, or more than one person acting as a group (as defined below in (d)), acquire (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(d)	Persons Acting as a Group.
Persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition or stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation (only with respect to the ownership in that corporation in the case of a change in the Effective Control of a Company or only to the extent of the ownership in that corporation in the case of a Change in the Ownership of a Substantial Portion of a Company’s Assets) prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

8.
Forfeiture of Restricted Share Units. If you have a Separation from Service for any reason other than those described in Section 6 above prior to the Scheduled Vesting Date, all of the Restricted Share Units shall be forfeited, and you shall have no further right to receive any benefits or payments under this Award.

9.	Rights as Shareholder. Prior to the Scheduled Vesting Date, you shall have none of the rights of a shareholder of the Company with respect to the shares of the

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Exhibit 10 (g)

Company's common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 4 above. In addition, if shares of the Company's common stock are held under a "rabbi trust" (the assets of which are subject to claims of the Company's creditors in the event of the Company's insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company's sole discretion) be given the right prior to the Scheduled Vesting Date to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the Target Award.

10.
Nontransferability. Except by will or by the laws of descent and distribution, you may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company's common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 5 or Section 7.

11.
Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

12.
Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

13.
Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan.

14.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

15.
Compliance with Section 409A. It is the intent of the parties that the provisions of this award comply with Internal Revenue Code Section 409A and the Treasury regulations and guidance issued thereunder ("Section 409A") and that this award be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as the Company and the above-named officer otherwise determine in writing,

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Exhibit 10 (g)

the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

WESTAR ENERGY, INC.

By:
Name:
Title:
AGREED TO:

Name:                                 Date
Title:

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